Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Empire Energy Corporation International

Leawood, Kansas

We consent to the inclusion in the Registration Statement on Form S-1/PE1 dated June 3, 2010 and in the related Prospectus of our report dated May 27, 2010 relating to the audit of the consolidated balance sheets of Empire Energy Corporation International as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008 included in this Annual Report (Form 10-K).

/s/ GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

June 3, 2010